Exhibit 10.1

February 14, 2006

Granite Broadcasting Corporation

767 Third Avenue

34th Floor

New York, NY 10017

Attention: Lawrence I. Wills

Senior Vice President-Chief Financial Officer

Dear Mr. Wills:

Reference is made to that certain Purchase and Sale Agreement (the “Purchase Agreement”) dated as of September 8, 2005 among AM Broadcasting KBWB, Inc. (the “Buyer”), Granite Broadcasting Corporation (“Granite”), KBWB, Inc. (“KBWB”) and KBWB License, Inc., as amended by that certain Amendment dated September 22, 2005, as further amended by that certain Amendment dated October 13, 2005 (the “KBWB Licensee” and together with Granite and KBWB, the “Sellers”).  Capitalized terms not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

Sellers and Buyer hereby acknowledge and agree that the Purchase Agreement is hereby amended as follows:

1.             No Shop.  Section 6.2 of the Purchase Agreement is hereby deleted in its entirety.

2.             Termination Rights.  Sections 17.1 and 17.2  of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“17.1  Events of Termination.

17.1.1      Termination By Either Party.  The Buyer and the Sellers shall each have the right to terminate the Purchase Agreement, at any time, by providing written notice to the other party.

17.1.2      Automatic Termination.  The Agreement shall terminate automatically without further action or notice by either party upon the first of either (a) the expiration of the FCC Consent and any extensions thereof, or (b) May 1, 2006.

17.2  Effect of Termination.  If this Agreement is terminated pursuant to Section 17.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of any party hereto (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that the provisions with respect to the expenses in Article XVI hereof and public announcements and confidentiality in Sections 19.14 and 19.15 hereof will continue to apply following any such termination.”

3.             Confidentiality.  Notwithstanding the provisions of Section 18.2 to the contrary, the Sellers shall be permitted to disclose information relating to the Business to any Potential Acquirer in connection with any offer or proposal for the purchase and sale of the Broadcasting

Assets or any interests of KBWB or KBWB Licensee, or with respect to any merger, acquisition, combination, consolidation or similar transaction involving, KBWB, KBWB Licensee, the Station or the Broadcasting Assets.

4.             Mutual Release.  Buyer, for itself and its successors in interest, predecessors in interest, assigns, Affiliates, and each of their respective officers, directors, shareholders, partners, members, employees, representatives, insurers, attorneys, consultants, accountants and agents (“Related Parties”) will and hereby does, release and discharge each of Sellers and their Related Parties from any and all claims, losses, debts, charges, damages, demands, obligations, causes, actions or rights of action of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, which have existed, which do exist or which hereafter can, shall or may exist, based on any facts, circumstances, events, actions or omissions occurring on or before the date of this Letter Agreement relating to or arising out of the Purchase Agreement and the transactions contemplated thereby (“Released Claims”).  Each of Sellers, for themselves and their Related Parties, will and hereby does, release and discharge Buyer and its Related Parties from any and all Released Claims.  The parties each warrant and represent that they have not previously transferred or assigned any Released Claims.  The parties each represent and covenant that they shall forever refrain from bringing any legal action with respect to, or otherwise pursue, any Released Claims.

5.             Prior Agreements and Understandings.  This Letter Agreement constitutes the final agreement of the parties concerning the matters referred to herein, and supersedes all prior agreements and understandings with respect to the matters covered by this Letter Agreement.

6.             Continuing Effect.  Except as set forth herein, all terms and conditions of the Purchase Agreement shall remain in full force and effect, which terms and conditions the parties hereby ratify and affirm.

7.             Governing Law.  This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed therein.

8.             Miscellaneous.  This Letter Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  This Letter Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Letter Agreement nor any of the Sellers’ rights or obligations hereunder may be assigned by any Seller without the prior written consent of the Buyer, and any attempted assignment of this Letter Agreement or any of such rights by any Seller without such consent shall be void and of no effect.  Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Letter Agreement.  This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement..

[signatures on next page]

If the above reflects your understanding of the parties’ agreement, please acknowledge your acceptance of the foregoing by executing the countersignature below.

AM BROADCASTING KBWB, INC.

By:	/s/ Kenneth R. Brotman
Name: Kenneth R. Brotman
Title: President
Address: 1133 Connecticut Avenue, N.W.
Suite 700
Washington, D.C. 20036
Facsimile: (202) 454-1101

[additional signature pages to follow]

ACKNOWLEDGED AND AGREED:

GRANITE BROADCASTING CORPORATION

By:	/s/ Lawrence I. Wills
Name:	Lawrence I. Wills
Title:	Senior Vice President-Chief Financial Officer

Address: Granite Broadcasting Corporation
767 Third Avenue
34th Floor
New York, New York 10017
Facsimile: (212) 826-2858

KBWB, INC.

By:	/s/ Lawrence I. Wills
Name:	Lawrence I. Wills
Title:	Vice President

Address: c/o Granite Broadcasting Corporation
767 Third Avenue
34th Floor
New York, New York 10017
Facsimile: (212) 826-2858

KBWB LICENSE, INC.

By:	/s/ Lawrence I. Wills
Name:	Lawrence I. Wills
Title:	Vice President

Address: c/o Granite Broadcasting Corporation
767 Third Avenue
34th Floor
New York, New York 10017
Facsimile: (212) 826-2858